EXHIBIT 2.15
                                  ------------



                            ASSET PURCHASE AGREEMENT
                            ------------------------


Agreement made as of this 16th day of August, 2002, by and between JuriSearch Holdings LLC, a Delaware Limited Liability Company with principal offices at 801
S. Grand Ave., Suite 750, Los Angeles, California ("Buyer"); and ITIS, INC., D/B/A LITIDEX(R), a Texas corporation, with its principal office at 10750 Hammerly, Houston, TX 77041-8915 ("Litidex"); NATIONAL LAW LIBRARY, INC., a Texas corporation, with its principal office at 10750 Hammerly, Houston, TX 77041-8915("NLL"); BRIEF REPORTER, LLC, a Virginia limited liability company, with its principal office at 310 E. Main Street, Suite 300, Charlottesville, VA 22902 ("BR"). Litidex, NLL and BR are each referred to herein as a "Seller" and are collectively referred to as "Sellers". Buyer and Sellers may be hereinafter sometimes referred to collectively as the "Parties" or singularly as a "Party".

                              PRELIMINARY STATEMENT

WHEREAS, Sellers own and operate (a) data consisting of federal and state constitutions, statutes, regulations, case law, and rules (together with any additions, derivations, or Updates that would become a part of such data in the normal course of Sellers' present business, the "NLL Data"), and (b) a database of legal briefs in searchable electronic form (together with any additions, derivations, or Updates that would become a part of such database in the normal course of BR's present business, the "BR Database" and, together with the NLL Data., the "Data," specifically not including Litidex(R)); and

WHEREAS, NLL and BR are engaged in the business of making the NLL Database available to customers over the Internet along with related services at www.itislaw.com, www.nationallawlibrary.com, and www.nationallawlibrary.net and of making the BR Database available to customers along with related services at www.briefreporter.com (collectively referred to as the "Business"); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of Sellers' right, title and interest in and to the Databases and certain other assets of Sellers relating to the Business;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

                                                     ARTICLE I: DEFINITIONS

SECTION 1.1   "Acquired Assets" shall have the meaning set forth in Section 2.1.
SECTION 1.2   "Assumed Liabilities" shall have the meaning set forth in Section 2.1.
SECTION 1.3   "Attributable Monthly Receipts" shall mean the total payments actually received in a month from
              NLL subscribers, NLL transactional users, and BR subscribers and transactional users.
SECTION 1.4   "BR Subscribers" shall mean any person to whom the BR Database is made available for consideration at any time prior to the Closing.
SECTION 1.5   "BR Transactional Users" shall mean a Person to whom the BR Database is made available for consideration paid or payable on a per-use basis.
SECTION 1.6   "Charlottesville Office" shall mean the offices of BR, located at 103 E. Main Street,
              Charlottesville, VA 20301.
SECTION 1.7   "Charlottesville Office Lease" shall have the set forth in Section 2.1.
SECTION 1.8   "Closing" shall have the meaning set forth in Section 2.1.


                                                                               1

SECTION 1.9   "Closing Date" shall have the meaning set forth in Section 2.3.
SECTION 1.10  "Contract" shall mean any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
SECTION 1.11  "Data" and "Databases" shall have the meaning set forth in the Preliminary Statement.
SECTION 1.12  "Employees" shall have the meaning set forth in Section 4.8.
SECTION 1.13  "Encumbrance" shall mean any charge, claim, condition, equitable interest, liability, lien, pledge, option, mortgage, security interest, right of way, easement, encroachment, servitude, right of first refusal, or similar restriction on the exercise of any attribute of ownership.
SECTION 1.14  "Excluded Liabilities" shall have the meaning set forth in Section 2.1.
SECTION 1.15  "Gross NLL Monthly Receipts" for a given month shall mean the sum of the NLL Attributable
              Monthly Receipts actually received from  each NLL Subscriber, NLL Transactional User, and each
              BR subscriber and BR Transactional User for the given month.
SECTION 1.16  "Intellectual Property" means (a) all copyrights, copyright applications and copyright registrations and foreign counterparts thereof of any kind under the laws of any jurisdiction, (b) patents, design patents, utility models and similar related rights under the laws of any jurisdiction and all registrations, applications and foreign counterparts thereof, and any foreign equivalents, additions, divisions, continuations, continuations in-part, substitutions, reissues, extensions and renewals of any of the foregoing, and (c) trademarks, trade names, trade dress, service marks and service names, and all registrations, applications for registration, renewals and foreign counterparts thereof; and other similar proprietary rights.
SECTION 1.17  "Knowledge" means, with respect to an individual, actual knowledge of any fact or circumstance and the knowledge that such individual would be expected to acquire upon making a reasonable investigation regarding any fact or circumstance and, with respect to any other entity, the knowledge of the officers, directors, partners, or other principal management personnel of such entity.
SECTION 1.18  "License Agreement" shall mean the License Agreement relating to the Litidex(R) Search Engine in the form attached hereto as Exhibit A.
                                          ---------
SECTION 1.19  "Litidex(R) Search Engine" shall mean the search engine developed and owned by ITIS, Inc., a
              Texas corporation, d/b/a Litidex.
SECTION 1.20  "Material Adverse Effect" shall mean any effect that is materially adverse to the assets, financial condition or results of operations of a Person other than effects arising from (i) general business or economic conditions affecting the economy as a whole, (ii) conditions generally affecting the industry in which such Person is engaged or in which such Person competes for customers or suppliers, or (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby.
SECTION 1.21  "Minimum Payment" shall mean, for any payment month enumerated in Section 3.1, the guaranteed minimum fixed-dollar payment.
SECTION 1.22  "NLL Subscriber" shall mean a Person other than a NLL Transactional User to whom the NLL
              Database is made available for consideration at any time prior to the Closing and any member of the State Bar of Texas who used the system on mytexasbar.com more than three times in the twelve
              (12) months before the closing of this Agreement.
SECTION 1.23  "NLL System" shall mean the commercial system owned or licensed by NLL and provided to its customers to search, access, browse, or otherwise use legal materials accessed on the Internet as stated in the Preliminary Statement.
SECTION 1.24  "NLL Transactional User" shall a Person to whom the NLL Database is made available for consideration paid or payable on a per use basis.
SECTION 1.25  "Notice" shall have the meaning set forth in Section 9.3.
SECTION 1.26  "Ordinary Course of Business" shall mean the ordinary business consistent with past customary business practices (including frequency and amount).
SECTION 1.27  "Permitted Liens" shall mean (a) the Rainmaker Security Interest, and (b) the Houston RPM, L.C.
              Security Interest.


                                                                               2

SECTION 1.28  "Person" shall mean any individual, corporation, proprietorship, firm, general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, association, trust, association or other entity.
SECTION 1.29  "Rainmaker" shall mean Rainmaker Ventures, Ltd., a Texas limited partnership.
SECTION 1.30  "Rainmaker Estoppel" shall mean that certain Estoppel executed and delivered by Rainmaker at the Closing in connection with Rainmaker's consent to the sale of the Acquired Assets.
SECTION 1.31  "Rainmaker Loan" shall mean that certain loan made by Rainmaker to Sellers.
SECTION 1.32  "Rainmaker Security Interest" shall mean the first priority security interest held by Rainmaker in and to the Acquired Assets.
SECTION 1.33  "Sellers' Security Interest" shall have the meaning set forth in Section 3.5.
SECTION 1.34  "Tangible Assets" shall have the meaning set forth in Section 2.1.
SECTION 1.35  "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to Tax resulting from, attributable to, or incurred in connection with, any Tax or any contest or dispute thereof.
SECTION 1.36  "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.
SECTION 1.37  "Third-Party Claim" shall have the meaning set forth in Section 10.2.
SECTION 1.38  "Transferred Contracts" shall have the meaning set forth in Section 2.1.
SECTION 1.39  "Transferred Employees" shall have the meaning set forth in Section 8.12.
SECTION 1.40  "Transferred Intellectual Property" shall have the meaning set forth in Section 2.1.
SECTION 1.41  "Updates" shall mean additional judicial opinions, rulings, rules, statutes, and regulations that would have been added to the NLL Database or the BR Database in the Ordinary Course of
              Business by Sellers prior to the Closing Date, are actually added to the NLL Database or the BR
              Database by Sellers prior to the Closing Date, or are actually added to the NLL Database or the
              BR Database by Buyer after the Closing Date.


                          ARTICLE 2. PURCHASE OF ASSETS

     SECTION 2.1 ACQUIRED ASSETS AND EXCLUDED ASSETS; ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

          (a)     ACQUIRED ASSETS.  Subject to and upon the terms and conditions
                  ---------------
of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Seller, as applicable, shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all right, title and interest in and to all of the following assets, properties, rights, and interests of each respective Seller (collectively, the "Acquired Assets"), free and clear of any Encumbrance other than the Permitted
Encumbrances:

               (1)     Data:  The Data, as it existed on August 16, 2002, in any
                       ----
form whatsoever, including any copies in Sellers' possession in electronic or other form of the Data or any portion thereof;

               (2)     Contracts and Agreements.  All rights under the Contracts
                       ------------------------
specified in Schedule 2.1(a)(2) and under all Contracts of Sellers with NLL
             ------------------
Subscribers or BR Subscribers at the time of the Closing (collectively, the "Transferred Contracts");

               (3)     Leases.  The real property lease relating to the
                       ------
Charlottesville Office (the "Charlottesville Office Lease") attached in Schedule
                                                                        --------
2.1(a)(3) and the personal property leases set forth in Schedule 2.1(a)(3) (the
---------
"Leases");


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
               (4)     Intellectual Property:  The Intellectual Property
                       ---------------------
identified on Schedule 2.1(a)(4), to the extent but only to the extent that it
              ------------------
is used in connection with the Databases (collectively, the "Transferred Intellectual Property");

               (5)     Tangible Assets:  The tangible property and equipment
                       ---------------
owned by BR and customarily maintained at the Charlottesville Office, including but not limited to the items set forth on Schedule 2.1(a)(5) (the "Tangible
                                          ------------------
Assets");

               (6)     Books and Records:  To the extent currently possessed by
                       -----------------
Sellers, all customer and vendor lists, correspondence, all files and documents (including credit information) of Sellers relating to customers and vendors of the Acquired Assets; sales and mailing lists and marketing material relating to the Transferred Contracts and the Databases; all production data, accounting records with respect to subscribers, sales promotional data, advertising materials, cost and pricing information, and any other such data and books and records to the extent relating to the Acquired Assets (all of the foregoing collectively, the "Records"); provided, however, that Sellers shall be entitled to retain copies of any such materials that are necessary for their tax, accounting, reporting, or legal purposes; and

               (7)     Goodwill.  All goodwill of or relating to the Acquired
                       --------
Assets, Data, Databases and the Transferred Intellectual Property.

               (8) All NLL accumulated cases, statutes, briefs, whether edited or partially edited, raw materials, and work-in-process held for sale or subscription by any Seller (the "Inventory").

               (9) If Sellers acquire any data by foreclosure on any security interest, Sellers may resell this data once (except pursuant to a subsequent foreclosure) subject to a right of first refusal by Buyer. Buyer's right of first refusal shall be on the following terms:

               (A) If Seller receives a bona fide offer from an independent, unrelated, non-affiliated third party person or entity ("third party") for the purchase of any database acquired by Sellers by way of foreclosure of a lien on secured assets that Sellers desire and intend to accept:

                    (1) Sellers shall give written notice to Buyer of all the terms, provisions, and conditions with respect to such offer, including a copy of the proposed offer or contract, and Sellers shall offer to sell the database that is the subject of such offer or contract to Buyer on the same terms, provisions, and conditions as are set forth in such offer or contract.

                    (2) Buyer shall have a period of fifteen (15) days from the date of its receipt of the written notice to accept such offer on the same terms, provisions, and conditions stated in such written notice, which acceptance must be in writing and be received by Sellers prior to the expiration of such fifteen (15) day period. Any purported acceptance made orally shall be ineffective, and any purported acceptance that varies the terms of such offer shall be deemed a rejection thereof for all purposes. If Buyer accepts such offer in accordance with the foregoing provisions, Buyer shall be bound to purchase the database in accordance with such offer or contract, and Sellers shall be bound to sell the database on the terms and conditions set forth in Sellers' written notice.

                    (3) In the event Buyer delivers written notice of rejection to Sellers, or in the event Buyer fails to accept the offer in the manner required by Section (2) hereof, the offer made by Sellers shall be deemed to have been rejected by Buyer, and Sellers shall be free to sell such database to the third party on the terms, provisions, and conditions set forth in the written notice to Buyer.

                    (4) In the event that such transaction is not consummated on or before sixty (60) days after the closing date specified in the notice from Sellers to Buyer, or in the event any terms and provisions of such transaction are changed following a rejection by Buyer, no sale to the third party may be made unless the provisions of this right of first refusal are again complied with.

               (b)     EXCLUDED ASSETS.  Notwithstanding 2.1(a), The Acquired
                       ---------------
Assets shall not include and Buyer shall not acquire any interest in or purchase, any of the following (the "Excluded Assets"):

                    (1)     Real Property and Leases.  Any right or interest
                            ------------------------
under any lease of real or personal property other than the Charlottesville Office Lease and the Leases (see Section 2.1[a][5].

                    (2)     Employees Records.   Any personnel or payroll
                            -----------------
records relating to the Transferred Employees.

                    (3)     Houston Equipment.  All hardware, software, office
                            -----------------
equipment, furniture, and fixtures in the offices of Sellers located at 10750 Hammerly Boulevard or any location in Houston, Texas.

                    (4)     The Litidex Search Engine.  Any rights to the
                            -------------------------
Litidex(R) Search Engine except pursuant to the License Agreement.

                    (5)     Cash and Cash Equivalents.  All cash, cash
                            -------------------------
equivalents and short-term investments of Sellers, including any prepayments under the Transferred Contracts. Sellers agree not to convert any of the Acquired Assets to cash in an amount greater than $1000 without Buyer's approval.

                    (6)     Corporate Records.  All minute books, stock records,
                            -----------------
corporate seals and other corporate records.

                    (7)     Pre-paid Expenses.  All rights relating to deposits
                            -----------------
and prepaid expenses and claims for refunds and rights to offset in respect thereof, except for deposits for rent and equipment in Charlottesville.

                    (8)     Insurance Policies.  All insurance policies and
                            ------------------
rights thereunder.

                    (9)     Claims.  All claims, counterclaims, credits, causes
                            ------
of action, chooses in action, rights of recovery, rights under warranties, rights under confidentiality agreements, rights of indemnification or setoff against third parties, and all other claims and other intangible property rights relating to the Acquired Assets that arose prior to the Closing.

               (c)     ASSUMED LIABILITIES.  At the Closing, Buyer shall assume
                       -------------------
and become solely responsible for the following liabilities (the "Assumed Liabilities"):

                    (1) the performance and discharge when due of all liabilities, obligations and commitments pursuant to the Transferred Contracts, including but not limited to the contract with the State Bar of Texas (any performance under the contract with the State Bar of Texas will extend through October 2002, but no further) listed on Schedule 2.1(a)(2), and the Charlottesville Office Lease to the extent that such liabilities, obligations or commitments are to be performed after the Closing Date or arise from events or circumstances occurring after the Closing Date;

                    (2) the accrued and unpaid salaries, sick leave, vacation leave and other compensation relating to the Transferred Employees as of the Closing Date and any severance benefit or payment or other obligation arising from any agreement between the Sellers and any Transferred Employee as listed in the attached Exhibit 2.1(c)(2).

                    (3) Taxes of the State of Texas resulting or arising from or relating to the transactions relating to the sold assets shall be the responsibility of the Seller. Federal taxes, if any, resulting from this sale shall be the responsibility of the Seller. Taxes of the State of California arising from or relating to the sold assets shall be the responsibility of the Buyer.

                    (4) Sellers agree to indemnify and hold buyer harmless from any obligations relating to the sold assets which are not listed.

               (d)     EXCLUDED LIABILITIES.  Except as set forth in Section
                       --------------------
2.1(c) above, Buyer does not assume and shall not be held liable to pay perform or discharge any obligations, liabilities or commitments of Sellers whatsoever not set forth herein, including the following (the "Excluded Liabilities"):

                    (1) Taxes of the State of Texas resulting or arising from or relating to the transactions relating to the sold assets shall be the responsibility of the Seller. Federal taxes, if any, resulting from this sale shall be the responsibility of the Seller. Taxes of the State of California arising from or relating to the sold assets shall be the responsibility of the Buyer;

                    (2) all liabilities and obligations in respect of product or other liability claims relating to all services performed by Sellers on or prior to the Closing Date;

                    (3) any claims, demands, liabilities or obligations of any nature whatsoever (including claims, demands, liabilities or obligations in respect of environmental matters, occupational safety, workers' or workmen's compensation, grievance proceedings or actual or threatened litigation, suits, claims, demands or governmental proceedings) relating to employees of Sellers or which arose or were incurred on or before the Closing Date, or which arise from or are based on events occurring or conditions existing on or before the Closing Date;

                    (4) any liabilities and obligations of Sellers under this Agreement, the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated by this Agreement;

                    (5) any obligations, liabilities or commitments under Contracts other than the Transferred Contracts and any obligations, liabilities or commitments under the Transferred Contracts to the extent such obligations, liabilities and commitments relate to the period prior to the Closing Date.

     SECTION 2.2     CONSENTS AND AUTHORIZATIONS.  Notwithstanding anything to
                     ---------------------------
the contrary contained in this Agreement, this Agreement shall not constitute an agreement or attempt to transfer, sublease or assign any Contract, license, lease, sales order, purchase order or other agreement or any claim, right or benefit arising thereunder or resulting therefrom or any permit if an attempted transfer, sublease or assignment thereof, without the consent or authorization of any other party or any governmental entity, would constitute a breach thereof or in any way adversely affect Buyer's rights to receive the benefits thereunder. If any attempted transfer, sublease or assignment by Sellers of any Acquired Asset is limited by the immediately preceding sentence and such required consent or authorization has not been obtained, then (subject to waiver by Buyer of any applicable conditions to the consummation of the transactions contemplated by this Agreement) such transfer, sublease or assignment shall be subject to any such consent or required authorization being obtained. Sellers shall use their commercially reasonable efforts to obtain such consent or authorization as promptly as practicable but shall not be required to pay any additional fees or incur any additional liability relating to such consent or authorization.

     SECTION 2.3     THE CLOSING.  The effective date of the Closing shall take
                     -----------
place by mail on August 16, 2002 (the "Closing Date"). This Agreement may be executed in counterpart originals. The transfer of the Acquired Assets by Sellers to Buyer shall be deemed to occur at 12:00 noon CDT, on the date of the Closing. Buyer agrees to pay Sellers $2500 per month for three months, the payments to be made on August 16, September 16, and October 16 as consideration for Sellers' costs through August 15, 2002.


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
     SECTION 2.4     TITLE TO ACQUIRED ASSETS AND RISK OF LOSS.  Title to the
                     -----------------------------------------
Acquired Assets and risk of loss or damage to the Acquired Assets by casualty (whether or not covered by insurance) will pass to Buyer immediately upon completion of the Closing as of the Closing Date.

     SECTION 2.5     ALLOCATION.  The purchase price to be paid in accordance
                     ----------
with Section 3.1 shall be allocated among the Acquired Assets in accordance with
Schedule 2.5. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or other taxing authority. Buyer shall prepare and deliver to the Sellers an IRS Form 8594 to be filed with the Internal Revenue Service within forty-five (45) days after the Closing. In any proceeding related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not a correct allocation.

                          ARTICLE 3 - PAYMENTS BY BUYER

     SECTION 3.1     CONSIDERATION.  In consideration for the Acquired Assets,
                     -------------
Buyer shall make payments to NLL as follows (attached as Schedule 3.1 is a statement of the guaranteed minimum payments by Buyer);

               (1) For August 2002, a payment of Two Thousand Five Hundred Dollars ($2,500) on August 16, 2002, and a payment of Sixteen Thousand Two Hundred Fifty Dollars ($16,250) on August 30, 2002.

               (2) For September 2002, a payment of Ten Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($10,833.33) on September 10 and on September 30, and a payment of Thirteen Thousand Three Hundred Thirty-Three and 33/100 Dollars ($13,333.33) on September 20, 2002.

               (3) For October 2002, a payment of Ten Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($10,833.33) on October 10 and on October 30, and a payment of Thirteen Thousand Three Hundred Thirty-Three and 33/100 Dollars ($13,333.33) on October 20, 2002.

               (4) For November 2002 through February 2003, a payment on the 10th, 20th, and 30th of each month of Ten Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($10,833.33).

               (5) For March 2003 through August 2003, a monthly Minimum Payment equaling the greater of (i) Forty-Seven Thousand Five Hundred Dollars ($47,500) or (ii) sixty percent (60%) of the Gross NLL Monthly Receipts received by Buyer during said month. To the extent a cash payment in excess of $40,000 is required, Buyer has the option to pay the excess in JuriSearch stock.

               (6) For the months of August 2002 through and including August 2003, the amounts stated in 3.1(1) through 3.1(5) are monthly minimums. If sixty-five percent (65%) of the Gross NLL Monthly Receipts received by Buyer in any of these months is greater, Buyer will pay the greater amount. To the extent a cash payment in excess of $40,000 is required in any month, Buyer has the option to pay the excess for that month in JuriSearch stock.

               (7) For September 2003 through August 2004, a monthly Minimum Payment equaling the greater of (i) Forty- thousand dollars ($40,000), or (ii) fifty-five percent (55%) of the Gross NLL Monthly Receipts received by Buyer during said month. To the extent cash payment in excess of $40,000 is required, Buyer has the option to pay the excess in JuriSearch stock.

               (8) For September 2004 through August 2005, a monthly Minimum Payment equaling the greater of (i) Forty thousand dollars ($40,000), or (ii) fifty percent (50%) of the Gross NLL Monthly Receipts received by Buyer during said month. To the extent cash payment in excess of $40,000 is required, Buyer has the option to pay the excess in JuriSearch stock.

               (9) For September 2005 through August 2007 , a monthly Minimum Payment equaling the greater of (i) Forty Thousand Dollars ($40,000) or (ii) forty -five percent (45%) of the Gross NLL Monthly Receipts received by Buyer during said month. To the extent cash payment in excess of $40,000 is required, Buyer has the option to pay the excess in JuriSearch stock.

               (10) Twenty-four Percent (24%) royalty on all Gross NLL Monthly Receipts from and after August 31, 2007, the sixth year forward, for a period of 20 years; this obligation may be satisfied by JuriSearch with JuriSearch stock equal to the present value of the future royalty payments remaining. In calculating the present value, JuriSearch may use an attrition rate equal to the attrition rate in the year immediately preceding the satisfaction of the obligation. If JuriSearch stock is used to satisfy the obligation, the amount of stock will be less than ten percent (10%) of the outstanding shares of JuriSearch; any required payment in excess of this amount will be in cash.

     SECTION 3.2     PAYMENT TERMS.  If any amounts in excess of the guaranteed
                     -------------
minimum are due, Buyer shall pay the excess payments on the fifth day of each calendar month without demand; this payment will be for the preceding month. If the fifth day of any calendar month occurs on a day which is a weekend or day on which banks are required to be closed in Houston, Texas, the payment shall be made without demand on the next following day which is not a weekend and on which banks in Houston, Texas may be open for business. In the event that any payment is not made when due, Sellers shall give notice to Buyer of such payment default and shall be .entitled to proceed under the terms of Sellers' Security Interest if there is no cure within 20 days. Calculation of the Gross NLL Monthly Receipts shall be done on the 1st day of each month for the preceding month.

     SECTION 3.3     REPORTING.  Together with the payment of each of the
                     ---------
Monthly Payments, Buyer shall provide NLL with a report setting forth the number of NLL Subscribers and NLL Transactional Users during the respective month and a calculation of the Gross NLL Monthly Receipts for such period.

     SECTION 3.4      LUMP SUM PAYMENTS.  In lieu of the payments set forth in
                      -----------------
this Article 3, Buyer shall have the option, exercisable at any time, to make a lump sum payment equal to the sum of all remaining minimum monthly payments, discounted to present value at the time of the lump sum payment, using a discount rate of eight percent (8%) per annum compounded daily based on a 360-day year. In the event that Buyer makes such lump sum payment, Sellers' Security Interest shall be terminated.

     SECTION 3.5     SECURITY FOR PAYMENTS.    Buyer shall establish a bank
                     ---------------------
account exclusively for receipt from NLL Subscribers and NLL Transactional Users of NLL Attributable Monthly Receipts and shall grant to Sellers a first priority security interest ("Sellers' Security Interest") in and to such account and to all of the Acquired Assets, to secure the consideration set forth in Section
3.1. Buyer will execute a Security Agreement in the form attached hereto as
Exhibit 3.5. In the event Sellers default with respect to any prior encumbrance
-----------
with respect to the Acquired Assets, Buyer shall have the right to cure such default by direct payment to the security holder. In the event Buyer defaults under the terms of this Agreement, any deficiency asserted by the Sellers against the Buyer will be reduced by one-half (1/2) of the amount expended by Buyer in updating the Acquired Assets.

     SECTION 3.6     VALUATION OF STOCK.  If JuriSearch stock is used to satisfy
                     -------------------
any obligation, the stock will be valued at the lower of $0.40 (40 cents) or the lowest price at which JuriSearch has sold its stock in the six months immediately preceding the payment, other than to employee benefit plans.

                     ARTICLE 4 - REPRESENTATIONS OF SELLERS

     Sellers represent and warrant to Buyer, as of the date hereof and again as of the Closing, as follows:

     SECTION 4.1     ORGANIZATION, STANDING AND QUALIFICATION.  Each of Litidex
                     ----------------------------------------
and NLL is a corporation duly organized, validly existing and in good standing under the laws of Texas. BR is a limited liability company duly organized, validly existing and in good standing under the laws of Virginia. Each Seller has full corporate (or, in the case of BR, limited liability company) power and authority to carry on its business as it is now being conducted and to own, lease and operate the Acquired Assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its businesses or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to so qualify would not result in a Material Adverse Effect.

     SECTION 4.2     AUTHORITY RELATIVE TO THIS AGREEMENT.  Each Seller has full
                     ------------------------------------
corporate (or, in the case of BR, limited liability company) power and authority to execute and deliver this Agreement and the agreements provided for herein and to consummate the transaction contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Seller. Each Seller has duly and validly executed and delivered this Agreement and the agreements provided for herein and, assuming the due authorization, execution and delivery thereof by Buyer, this Agreement and the agreements provided for herein constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 4.3     CONSENTS AND APPROVALS; NO VIOLATION

          (a) There is no requirement applicable to Sellers to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by any Seller of the transactions contemplated by this Agreement.

          (b) Neither the execution and delivery by Sellers of this Agreement or the agreements provided for herein nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a breach of any provision of the Certificates of Incorporation or Bylaws (or other organizational documents) of any Seller, (ii) result in a material breach of or material default under (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which any Seller is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to any of the Acquired Assets or any of Sellers or any of their respective properties or assets.

     SECTION 4.4     OWNERSHIP OF THE ASSETSSECTION.   Sellers are the true and
                     ------------------------------
lawful owners of the Acquired Assets, and have the right to sell and transfer to Buyer good and merchantable title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Liens.

     SECTION 4.5     EXCLUSIVITY OF THE DATABASES.  Sellers have exclusive
                     -----------------------------
ownership of the Data and the Databases and the Acquired Assets. Except for immaterial downloading by customers in the ordinary course of use of a subscription or transactional use, and except as otherwise indicated on Schedule
                                                                        --------
4.5, Sellers have not given, sold, licensed, made available or otherwise
---
transferred to any person, and to the Knowledge of Sellers no person has made or is in possession of, any copies of the Data or any portion thereof.

     SECTION 4.6     LITIGATION.  Except as set forth in Schedule 4.6, no Seller
                     ----------                          ------------
is a party to nor, to the Knowledge of Sellers, has any Seller been threatened with, and none of the Acquired Assets are subject to, any material litigation, suit, action, investigation, proceeding or controversy related to the Acquired Assets before any court, administrative agency or other governmental authority. No Seller is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority relating to or affecting the Acquired Assets.

     SECTION 4.7     TANGIBLE ASSETS.  Schedule 4.7  sets forth a true, accurate
                     ---------------   ------------
and complete list of the Tangible Assets and their respective book values.

     SECTION 4.8  EMPLOYEE MATTERS
                  ----------------

          (a)     Schedule 4.8(a) lists the names, titles and job descriptions
                  ---------------
of all persons employed in the Business (the "Employees"), together with the amount of their current compensation, the number of years each has been employed by Sellers or any affiliate of Sellers and any agreements between such Employee and Sellers ("Employment Agreements").

          (b) Each Seller, to its Knowledge (i) is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours (including, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. ("WARN"), or any similar state or local law), (ii) has made all contributions required to be made under any state unemployment or disability laws or regulations and has accrued the amount of any such contribution required for any period prior to the Closing Date which is not yet due and payable, and
(iii) is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or taxes with respect to Employees.

          (c)     Except as set forth in Schedule 4.8(c), no Employee has any
                                         ---------------
claims pending against any Seller, to its Knowledge, (whether under any law, any Employment Agreement or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or (v) the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (d)     Except as set forth in Schedule 4.8(d), no Seller, to its
                                         ---------------
Knowledge, has received notification that any Employee presently plans to terminate his or her relationship with Sellers. No Seller is, and Buyer will not be, pursuant to any Employment Agreement, employee benefit plan or other law, arrangement or understanding, obligated to pay or liable for the payment of any compensation (including accrued vacation), severance pay or other benefit (including any disability benefit or payment or any unfunded liabilities relating to pension benefits) by reason of the voluntary termination of employment of any Employee.

          (e)     To the Knowledge of Sellers, except as set forth in Schedule
                                                                      --------
4.8(e), each employee benefit plan (as defined in ERISA) (an "ERISA Plan")
------
established for or maintained by Sellers or any entity which, within the last 5 years, has been under common control or affiliated with any Seller (an "ERISA Affiliate") within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code"), is and has at all times been in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such employee benefit plans and each Seller is and has at all times been in compliance with its obligations under the terms of such plans. None of the employee benefit plans is subject to Title IV of ERISA. Neither any Seller nor any ERISA Affiliate has ever been obligated to contribute to any "multi-employer plan" as such term is defined in
Section 3(37) of ERISA. No employee benefit plan of Sellers or any ERISA Affiliate has engaged in any prohibited transaction as such term is defined in
Section 4975 of the Code or Section 406 of ERISA.

          (f) To Sellers' Knowledge, each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code, has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans.

          (g) To Sellers' Knowledge, there are no pending material claims by or on behalf of any of the ERISA Plans, by any employee or beneficiary covered under any such ERISA Plan, or otherwise involving any such ERISA Plan.

     SECTION 4.9     CUSTOMERS.  Schedule 4.9 sets forth a true, correct and
                     ---------   ------------
complete list of the names and addresses, phone numbers, and e-mail addresses of all NLL Subscribers, BR Subscribers and NLL Transactional Users. Except as set forth in Schedule 4.9, none of such NLL Subscribers or BR Subscribers has
         ------------
notified Sellers that it intends to discontinue its relationship with Sellers or cancel its subscription to the NLL Database or BR Database. Sellers have provided Buyer with copies of Sellers' standard form contracts for the NL Subscribers and the BR Subscribers. Except to the extent that it would not result in a Material Adverse Effect, all contracts with NLL Subscribers and BR Subscribers included in the Acquired Assets conform to such standard terms and conditions.

     SECTION 4.10     INTELLECTUAL PROPERTY
                      ---------------------

          (a) Sellers own or have the right to use all of the Transferred Intellectual Property. Upon execution and delivery by Sellers of the instruments of conveyance contemplated by this Agreement, each such item of Transferred Intellectual Property owned by Sellers will be owned by or licensed to Buyer, and each such item of Transferred Intellectual Property available for use by Sellers will be available for use by Buyer on identical terms and conditions immediately following the Closing. Sellers have taken reasonable measures to protect the proprietary nature of each item of Transferred Intellectual Property and to maintain in confidence all trade secrets and confidential information that Sellers own or use in connection with the Businesses. No other Person (other than licensors of third-party software that generally is commercially available) has any rights to any of the Transferred Intellectual Property (except pursuant to agreements or licenses specified in
Schedule 4.10(d) or Schedule 4.10(e)), and, to Sellers' Knowledge, no other
----------------    ----------------
person or entity is infringing, violating or misappropriating any of the Transferred Intellectual Property.

          (b) The business, operations and activities of the Sellers as now conducted and as conducted prior to the date of this Agreement, have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any Intellectual Property of another Person. Except as specified in Schedule 4.10(b), Sellers
                                                    ----------------
have not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (c) The Data does not (i) infringe or violate any Intellectual Property of any third party; (ii) to Sellers' Knowledge, contain any viruses, Trojan horses, worms, trap doors, hidden sequences, hot keys, cancelbots, time bombs or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data, or personal information, or (iii) violate any applicable law or regulation. Without limitation of the foregoing, all data, including all personally identifiable information relating to customers, has been collected in compliance with law and with Sellers' policies and without violation of the privacy or similar rights of any person.

          (d)     Schedule 4.10(d) identifies (i) all existing registrations and
                  ----------------
pending applications for registration for each item of Transferred Intellectual Property; (ii) all unregistered trademarks, trade names, service marks and names, logos or slogans used in connection with the Business; (iii) each software product ever licensed or distributed by Sellers and relating to the Business; and (iv) each license or other contract, agreement or commitment pursuant to which any Seller has granted any rights to any third party with respect to any item of the Transferred Intellectual Property. Sellers have delivered to Buyer correct, complete and current copies of all such registrations and applications and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership of, licenses or rights to use and any claims or disputes relating to, each such item of Transferred Intellectual Property. Except as set forth in Schedule 4.10(d),
                                                              ----------------
with respect to each item of Transferred Intellectual Property:

               (1) Sellers possess all rights, title and interest in and to such item;

               (2) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

               (3) no Seller has agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

          (e)     Schedule 4.10(e) identifies each item of Intellectual Property
                  ----------------
used at any time in the operation of the business and that is reasonably necessary for the future operation of the business of Sellers in the manner in which it is currently conducted and that is owned by a party other than Sellers. Sellers have supplied Buyer with correct and complete copies of all licenses, sublicenses, or other agreements (as amended to date) pursuant to which Sellers use such Intellectual Property, and all of which are listed on Schedule 4.10(e).
                                                               ----------------

          (f)     Except as set forth in Schedule 4.10(f), there are no claims
                                         ----------------
pending or to Sellers' Knowledge threatened by any third party against any Seller (i) alleging that Sellers' ownership, sale, licensing, possession or use of, or disclosure or transfer to Buyer of the Data, the Transferred Intellectual Property or any of the other Acquired Assets infringes upon or constitutes an unauthorized use of the intellectual property rights of any third party or (ii) challenging or questioning Sellers' ownership of, or the validity or effectiveness of, Sellers' ownership of, the Data, the Transferred Intellectual Property or any of the other Acquired Assets.

     SECTION 4.11     CONTRACTS.  Schedule 4.11 sets forth a true, complete and
                                  -------------
correct copy of:

          (a) All content licensing agreements in which Sellers obtain the rights to content used in connection with the Acquired Assets;

          (b) All agreements by which Sellers license content or make available content for use to third parties in connection with the Acquired Assets;

          (c) All agreements between any Seller and any state bar or bar association relating to the Acquired Assets;

          (d) All co-marketing or business development agreements to which any Seller is a party which relate to the Acquired Assets; and

          (e) All licenses, including all data and software licenses, and all other rights granted to Sellers (i) to use any Intellectual Property of any third party in connection with the Acquired Assets; (ii) to modify or incorporate such Intellectual Property into any software used in the Acquired Assets; or (iii) to use, publish, access, index, conduct data conversion on, load, encode, display, transmit, distribute, maintain, store, tag, reformat, or otherwise modify, copy, license, transfer, publishable content in connection with the Acquired Assets (collectively, the "Licenses").

     SECTION 4.12     BREACHES AND DEFAULTS.  Except as set forth in Schedule
                      ---------------------                          --------
4.12:
----

          (a) each Transferred Contract is a valid and binding agreement of a Seller, enforceable against such Seller in accordance with its terms, and Sellers do not have any Knowledge that any Transferred Contract is not a valid and binding agreement of the other parties thereto;

          (b) to Sellers' Knowledge, each Seller has fulfilled all material obligations required pursuant to the Transferred Contracts required to have been performed by such Seller prior to the date hereof;

          (c) no Seller is in material breach of or material default under any Transferred Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a material default, result in a loss of material rights or result in the creation of any Encumbrance thereon;

          (d) to Sellers' Knowledge, there is no existing material breach or material default by any other party to any Transferred Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a loss of rights or result in the creation of any Encumbrance; and

          (e) the continuation, validity and effectiveness of each Transferred Contract will not be affected by the transfer thereof to Buyer under this Agreement, and all Transferred Contracts are assignable to Buyer without the consent of any Person; and

          (f) true, correct and complete copies of all Transferred Contracts have previously been delivered by Sellers to Buyer.

     SECTION 4.13     ABSENCE OF CERTAIN CHANGES
                      --------------------------

          (a) Since August 16, 2002, there has not been any change in the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Sellers that may result in a Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in such a Material Adverse Effect in the future.

          (b) Since August 16, 2002, Sellers have not taken any of the following actions:

               (1) changed their accounting methods, principles or practices, or made any new elections with respect to Taxes affecting the Acquired Assets or any changes in current elections with respect to Taxes affecting the Acquired Assets;

               (2) mortgaged or pledged any of the Acquired Assets or subjected any Acquired Assets to any Encumbrance;

               (3) sold, assigned, transferred, licensed or sublicensed any Intellectual Property in relation to the Business, other than to pursuant to standard form contracts with subscribers in the ordinary course of business;

               (4) entered into, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any material contract or agreement affecting the Business;

               (5) failed to take any action necessary to preserve the validity of any Intellectual Property; or

               (6) agreed in writing or otherwise to take any of the foregoing actions.

     SECTION 4.14 TAX MATTERS. Sellers have filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. Sellers have paid all Taxes that are shown to be due on any such Tax Returns. Sellers have no actual or potential liability for any obligation of any other Person to pay Taxes (including without limitation and affiliated group of corporations or other entities that included any Seller during a prior period). All Taxes that Sellers are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

     SECTION 4.15     INSURANCE.  Schedule 4.15 sets forth a list (including the
                      ---------   -------------
name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, the scope of coverage, a description of any retroactive premium adjustments or other loss-sharing arrangement and all claims made under such policies) of all Insurance Policies that cover the Acquired Assets. Sellers have not incurred any loss, damage, expense or liability covered by any Insurance Policy except as listed in Schedule 4.15.
                                                              -------------

     SECTION 4.16     COMPLIANCE WITH LAWS.  Totheir Knowledge, Sellers are not
                      --------------------
in any violation of any law,
regulation or ordinance, including without limitation, laws, regulations or ordinance relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters, relating to the Acquired Assets, including without limitation the properties in connection therewith, or which could have a Material Adverse Effect. To Sellers' Knowledge, Sellers do not violate, in any material respect, any federal, state, local or foreign laws, regulations, rules or orders (including without limitation any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulation adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a Material Adverse Effect. Except as set forth in Schedule 4.16, Sellers have not
                                                -------------
since August 16, 2002, received any notice or communication from any governmental entity of any such violation or noncompliance.

     SECTION 4.17 BROKERS' FEES. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     SECTION 4.18 EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE OPERATING CONDITION, REPAIR, UTILITY, MERCHANTABILITY, OR SUITABILITY OF ANY ACQUIRED ASSET FOR ANY PURPOSE. ALL ACQUIRED ASSETS ARE SOLD "AS IS, WHERE IS" AND WITHOUT ANY OTHER WARRANT OF ANY KIND.

                      ARTICLE 5 - REPRESENTATIONS OF BUYER

     Buyer represents to Sellers, as of the date hereof and again as of the
Closing:

     SECTION 5.1     ORGANIZATION, STANDING AND QUALIFICATION.  Buyer is a
                     ----------------------------------------
Limited Liability Company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the Acquired Assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary.

     SECTION 5.2     AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full power
                     ------------------------------------
and authority to execute and deliver this Agreement and the agreements provided for herein and to consummate the transaction contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the agreements provided for herein and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has duly and validly executed and delivered this Agreement and the agreements provided for herein and, assuming the due authorization, execution and delivery thereof by Sellers, this Agreement and the agreements provided for herein constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 5.3     CONSENTS AND APPROVALS; NO VIOLATION
                     ------------------------------------

          (a) There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement.

          (b) Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of [Organization] [Incorporation] or [Operating Agreement] [Bylaws] (or other organization documents) of Buyer, (ii) result in a breach of or default under (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

     SECTION 5.4     FINANCIAL STATEMENTS
                     --------------------

          (a)     Buyer has attached as Schedule 5.4 to this Agreement a balance
                                        ------------
sheet of Buyer as of June 30, 2002, and the related statements of profits and losses for the periods ending June 30, 2002, respectively (collectively, the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with past practice and are certified without qualification by Buyer's chief financial officer or the corporate officer who prepares their books.

          (b) To Buyers' Knowledge, the Buyer Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of Buyer on a consolidated basis and the results of operations of Buyer for the periods indicated.

     SECTION 5.5     ABSENCE OF CERTAIN CHANGES.  Since June 30, 2002, (a) there
                     --------------------------
has not been any change in the results of operations, condition (financial or otherwise), assets, properties, business or prospects of Buyer with may result in a Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in such a Material Adverse Effect in the future.

     SECTION 5.6     UNDISCLOSED LIABILITIES.  To its Knowledge, Buyer has no
                     -----------------------
liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued and whether due or to become due, or otherwise), except for (a) liabilities shown on the Buyer Financial Statements, (b) liabilities which have arisen after June 30, 2002, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of the immediately preceding financial period and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required to be reflected on the Buyer Financial Statements and which are not in the aggregate material.

     SECTION 5.7     TAX MATTERS
                     -----------

          (a) Except as noted in Schedule 5.7(a), Buyer has filed all Tax Returns (as defined below) required to be filed and all such Tax Returns were correct and complete in all material respects. Buyer has paid all Taxes that are shown to be due on any such Tax Returns. The accruals and reserves for Taxes set forth on the Buyer Financial Statements are sufficient to pay all unpaid Taxes of Buyer attributable (on an accrual basis) to all periods ended on or before the Closing. Buyer has no actual or potential liability for any obligation of any other Person to pay Taxes (including without limitation and affiliated group of corporations or other entities that included any subsidiary of Buyer during a prior period). All Taxes that Buyer is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          (b) No deficiencies have been asserted or assessed as a result of any examination or audit of Buyer or any subsidiary of Buyer by any governmental entity and no such deficiency, examination or audit has been proposed or threatened. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Buyer or any of its subsidiaries.

     SECTION 5.8     COMPLIANCE WITH LAWS.  Buyer is not in any violation of any
                     ---------------------
law, regulation or ordinance, including without limitation, laws, regulations or ordinance relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters, which could have a Material Adverse Effect.

     SECTION 5.9     BROKERS' FEES.  Buyer has no liability or obligation to pay
                     -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                               ARTICLE 6 - CLOSING

     SECTION 6.1     SELLERS' CLOSING DELIVERIES.   Sellers shall deliver at
                     ---------------------------
Closing each of the following documents:

          (a) the Bill of Sale duly executed by each Seller, substantially in the form of Exhibit C attached hereto;
               ---------

          (b)     the License Agreement;

          (c) domain name transfer agreements in appropriate form in respect of each of the domain names included in the Acquired Assets, in each case duly executed by Sellers;

          (d) such other instruments of conveyance, assignment and transfer, including instruments sufficient to assign any patent or trademark rights or copyrights in recordable form, in form and substance reasonably satisfactory to Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, Buyer, good, clear, record and marketable title to the Acquired Assets;

          (e) certificates of the Secretaries of Sellers attesting to the incumbency of Sellers' officers, respectively, and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, including without limitation any necessary action of the stockholders of Sellers;

          (f) such certificates of Sellers' officers and such other documents evidencing satisfaction of the conditions specified in this Article 6 and the performance by Sellers of their obligations hereunder as Buyer shall reasonably request;

          (g)     good standing certificates of each Seller; and

          (h) copies of estoppel certificates of Rainmaker and Houston RPM, L.C.

     SECTION 6.2     FURTHER ASSURANCES.  At any time and from time to time
                     ------------------
after the Closing, at Buyer's request and without further consideration, Sellers promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action as Buyer may reasonably request, to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Acquired Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. At Sellers' request and without further consideration, Buyer promptly shall execute and deliver such instruments of assumption and take such other action as Seller may reasonably request, to more effectively assume and become responsible for the Assumed Liabilities.

     SECTION 6.3     BUYER'S CLOSING DELIVERIES.  Buyer shall deliver at Closing
                     --------------------------
each of the following documents:

          (a) a Security Agreement in favor of Sellers duly executed by Buyer;

          (b) UCC-1 Financing Statements evidencing security interest in favor of Sellers;

          (c) certificates of the Secretary of Buyer attesting to the incumbency of Buyer's officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

          (d) such certificates of Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Article 6 and the performance by Buyer of its obligations hereunder as Sellers shall reasonably request;

          (e)     good standing certificates of Buyer.

                           ARTICLE 7 - INDEMNIFICATION

     SECTION 7.1     By the Seller.  Sellers shall indemnify, save, defend and
                     -------------
hold harmless Buyer and Buyer's shareholders, directors, officers, partners, agents and employees (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Sellers under this Agreement, or (ii) based upon, arising out of, or otherwise in respect of any liability or obligation relating to the Acquired Assets and relating to any period prior to the Closing Date, including without limitation, product liability claims, warranty claims, employee claims, and claims by vendors (including all environmental claims), other than those Damages based upon or arising out of the Assumed Liabilities.

     SECTION 7.2     By Buyer.  Buyer shall indemnify, save, defend and hold
                     --------
harmless Sellers and their shareholders, directors, officers, partners, agents and employees (collectively, the "Seller Indemnified Parties") from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement, (ii) based upon, arising out of, or otherwise in respect of any liability or obligation relating to the Acquired Assets (a) for any period on and after the Closing Date, including without limitation, product liability claims, warranty claims, employee claims, or claims by vendors, or (b) the Assumed Liabilities.

     SECTION 7.3     Defense of Claims.  If any lawsuit or enforcement action is
                     -----------------
filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten (10) days. The indemnifying Party may elect to settle or defend any such asserted liability and to assume all obligations contained in this Section 7.3 to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that (i) the
                                         -----------------
indemnified Party shall have the right to approve defense counsel selected by the indemnifying Party, which approval shall not be unreasonably withheld, and
(ii) the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If, however, the indemnified Party reasonably determines in its judgment that representation by the indemnifying Party's counsel of both the indemnifying Party and the indemnified Party would present such counsel with a conflict of interest, then such indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

     SECTION 7.4     Limitations on Indemnification
                     ------------------------------

          (a) Notwithstanding the provisions of Section 7.1, in no event shall the aggregate liability of Sellers under Section 7.1 of this Agreement be greater than the amounts received from Buyer pursuant to Section 3.1 hereof, as of the date of the Notice of Action.

          (b) The amount of indemnity claim hereunder shall be reduced by the amount of any Tax benefit actually realized by Buyer Indemnified Parties or the Seller Indemnified Parties as a result of such claim.

          (c) The amount of any indemnity claim hereunder shall be reduced by the amount of any proceeds of insurance actually received by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in connection with such claim; provided, however, the foregoing shall not bar any insurance company that has made any payment to a Buyer Indemnified Party or Seller Indemnified Party from pursuing its lawful rights to subrogation.

          (d) The Parties hereto agree that the indemnification provisions in this Article 7 shall be the exclusive remedy of the Parties with respect to any claims between the Parties concerning this Agreement and the documents executed in connection therewith.

          (e) No Special Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 7 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES.

     SECTION 7.5     Third Party Claims.  The provisions of Sections 7.1, 7.2
                     ------------------
and 7.3 are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

     SECTION 7.6     Survival of Representations and Warranties.  All of the
                     ------------------------------------------
representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transaction contemplated herein for a period of one (1) year and the execution and delivery of the documents, instruments and agreements described in Article 6 hereof, notwithstanding any investigation made by or on behalf of Sellers or Buyer.

                        ARTICLE 8 -POST-CLOSING COVENANTS

     SECTION 8.1     PROPRIETARY INFORMATION.  Sellers shall hold in confidence,
                     -----------------------
and use their best efforts to have all of their respective officers, directors, managers and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Sellers, or except as may be required by law. Sellers agree that the remedy at law for any breach of this Section 8.1 would be inadequate and that Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this
Section 8.1, subject
to notice and a five (5) day cure period.

     SECTION 8.2     AUDIT; SHARING OF DATA
                     ----------------------

          (a) Upon the giving of ten (10) days written notice, Sellers or their agents shall have the right to examine or audit, at the principal offices of Buyer during normal business hours, any relevant books, records, papers and documents of Buyer solely to verify the Gross NLL Monthly Receipts, condition of the Acquired Assets, and operation the business by Buyer; provided, however, that such right shall not be exercisable more than once each calendar quarter. Buyer shall keep a separate account of such revenue. Any information obtained or reviewed by Sellers pursuant to an examination or audit of Buyer shall be deemed confidential information.

          (b) Sellers will give Buyer, for a period of three (3) years following the Closing Date or the applicable statute of limitations, whichever is longer, reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, and other records to the extent that any of the foregoing: (i) relates to the Acquired Assets or any other obligation or right transferred to Buyer hereunder, (ii) is otherwise needed by Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and (iii) Sellers are required to keep such information by law. Access to such books and records shall be provided during normal business hours and the parties shall cooperate in limiting the disruption to the conduct of the providing Party's business.

     SECTION 8.3     USE OF NAMES.  Sellers agree not to use any of the trade
                     ------------
names or service marks acquired by Buyer pursuant to this Agreement or any derivations thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business conducted by Sellers on the date hereof. Furthermore, Sellers agree to cease using "Itislaw," "National Law Library" and "BriefReporter" in any business related to the Data but shall be permitted to maintain such names as the corporate name of NLL and BR after the Closing Date.

     SECTION 8.4     CERTAIN TRANSITION SERVICES
                     ---------------------------

          (a) For one (1) year after the Closing, Sellers shall make all services, equipment, and personnel available to Buyer that are reasonably necessary to the operation of the Databases, at Sellers' ordinary rates on the terms and conditions set forth in the Transitional Services Agreement to be entered into by and among Sellers and Buyer. Any material breach of the Transitional Services Agreement shall constitute a material breach of this Agreement.

          (b) Sellers agree to make the Litidex(R) Search Engine and other software owned or licensable by Sellers available to Buyer for six (6) months after the Closing on the terms and conditions set forth in the License Agreement to be entered into by and between ITIS and Buyer. Any material breach of the License Agreement shall constitute a material breach of this Agreement.

     SECTION 8.5     COOPERATION IN LITIGATIONSECTION 9.4COOPERATION IN
                     --------------------------------------------------
LITIGATION.  Each Party hereto will cooperate reasonably with the other in the
-----------
defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such Party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     SECTION 8.6     NON-COMPETITION AGREEMENT
                     -------------------------

          (a) For the term of this Agreement, Sellers shall not, and shall cause their affiliates not to, directly or indirectly, (i) develop, manufacture, market, license, or sell any public subscription product or service that has the same or substantially the same form, function, and primary application as the Databases, or (ii) engage in any business competitive with Buyer's business as conducted anywhere in the world or as proposed to be conducted on the Closing Date, or (iii) provide for any third party for consideration, all or substantially all of the data conveyed pursuant to this agreement; provided, however, that if Sellers foreclose on Sellers' Security Interest in and to the Acquired Assets due to Buyer's default or failure to perform its obligations under this Agreement, subject to notice and a five-day (5) cure period, this Non-Competition provision shall not apply. Nothing provided herein shall prohibit Seller from providing selected cases and codes as part of a litigation support practice that Seller currently engages in, provided that the selected cases and codes do not constitute more than ten percent (10%) of the data conveyed pursuant to this agreement.

          (b) The Parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 8.6 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

     SECTION 8.7     NO ASSERTION OF INFRINGEMENT.  Sellers agree that they will
                     ----------------------------
not assert against Buyer or any direct or indirect licensee of Buyer, or any of its or their customers, any intellectual property right of any kind owned or held by Sellers related to, or which would affect in any way the use or exploitation of, the data or the other Acquired Assets.

     SECTION 8.8     COMMUNICATION WITH CUSTOMERS AND SUPPLIERS.  Sellers and
                     ------------------------------------------
Buyer will cooperate in communication with NLL Subscribers to facilitate the transfer of the NLL Subscribers to Buyer. Sellers shall, at Buyer's request, and at Buyer's cost, send letters, electronic mail, and other communications to the NLL Subscribers to explain the transaction contemplated herein and encourage the NLL Subscriber to remain an NLL Subscriber. Sellers shall not use customer lists of NLL Subscribers or customers for purposes of solicitation without the prior approval of Buyer.

     SECTION 8.9     TRANSFER AND SALES TAX.  Notwithstanding anything to the
                     ----------------------
contrary contained herein, Buyer shall be liable for the payment of all State of California taxes incurred by Seller and arising out of the sale, transfer or removal of the Acquired Assets, if any, and the assumption of the Assumed Liabilities; provided, however, that Sellers shall be responsible for any Federal taxes they incur as a result of any loss or gain associated with the sale of the Acquired Assets or the assumption of the Assumed Liabilities. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any State of Texas taxes of any kind of Sellers, related to any period before the Closing Date, and Sellers shall not be responsible for any business, occupation, withholding or similar tax, or any State of California taxes of any kind of Buyer, related to any period after the Closing Date.

     SECTION 8.10     COSTS AND EXPENSES.   Each party shall pay its own costs
                      ------------------
and expenses related to the negotiation, preparation, and consummation of this Agreement.

     SECTION 8.11     MAINTENANCE OF DATABASES.  For so long as any amounts are
                      ------------------------
payable by Buyer to Sellers pursuant to Section 3.1 under this Agreement, Buyer agrees to:

          (a) Maintain the data by adding content thereto, to the extent commercially reasonable, of the type and amount that is contained in the data as of the Closing Date. Without limiting the foregoing, Buyer agrees to make commercially reasonable efforts to add current information regarding reported and unreported judicial opinions, pending and enacted statutes, proposed and adopted regulations, relevant legislative and regulatory history, and briefs as promptly as such additional information becomes available by public dissemination. All such Updates shall be subject to Sellers' Security Interest.

          (b) Take all reasonable action necessary to protect the Intellectual Property owned or licensed to Buyer and to protect all confidential information and trade secrets used by Buyer in connection with the Acquired Assets.

     SECTION 8.12     EMPLOYEES.  Sellers shall terminate, effective as of the
                      ---------
Closing, the employment of all employees engaged in the Business. Buyer agrees to offer employment to the employees of Sellers listed on Schedule 8.12 (the
                                                          -------------
"Transferred Employees") upon the same or greater terms of compensation, benefits, incentives, and duration as are currently provided by Sellers and to take such actions as are necessary to provide the Transferred Employees with years of service under any applicable employee benefit plan provided by Buyer for each year of service such Transferred Employee had with Sellers. Buyer has made its own independent decisions regarding the employment of the Transferred Employees and has not relied on any representations, written or oral, provided by Sellers in such decisions.

                      ARTICLE 9 - MISCELLANEOUS PROVISIONS

     SECTION 9.1     AMENDMENT AND MODIFICATION.  This Agreement may be amended,
                     --------------------------
modified and supplemented only by written agreement of Buyer and Sellers.

     SECTION 9.2     WAIVER OF COMPLIANCE.  Except as otherwise provided in this
                     --------------------
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the notice provisions set forth in Section 9.3 and the requirements for a waiver of compliance as set forth in this Section 9.2.

     SECTION 9.3     NOTICES.  All notices, requests, demands and other
                     -------
communications which are required or may be given pursuant to the terms of this Agreement shall be in the English language and in written or electronic form. Such notice, request, demand or other communications shall be deemed to be effective (an effective "Notice"): (i) on the date of delivery when delivered by hand, (ii) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt by the addressee, (iii) one day after dispatch when sent by reputable overnight courier maintaining records of receipt or (iv) three days after dispatch when sent by registered mail, postage prepaid, return-receipt requested, all addressed to the respective parties at the following addresses:

               (a)  if to any of Sellers, to:
                    ITIS, Inc.
                    10750 Hammerly
                    Houston, TX 77043-2304
                    Attention: Hunter M. A. Carr, Chairman/CEO/President
                    Facsimile:     713.462.1980

                    with a copy to:
                    Franklin, Cardwell & Jones
                    Attn: Lawrence E. Wilson
                    1001 McKinney
                    18th Floor
                    Houston, Texas 77002
                    Facsimile:  (713) 222-6025

               (b)  If to Buyer, to:
                    Satish X. Sheth
                    JuriSearch  Holdings, LLC
                    801 S. Grand Ave., Suite 750
                    Los Angeles, CA 90017

                    with a copy to:
                    Daniel M. Shapiro, Esq.
                    1336 E. Palm Street
                    Altadena, CA 91001

Any party may change its address or facsimile number for receiving notice by written notice given to the other parties. All notices and other communications hereunder shall be deemed to have been duly given as of the earlier of (a) the date received or (b) the date receipt is acknowledged.

     SECTION 9.4     ASSIGNMENT.  This Agreement and all of the provisions
                     ----------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other, such consent not to be unreasonably denied.

     SECTION 9.5 PUBLICITY. Neither Sellers nor Buyer shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     SECTION 9.6     GOVERNING LAW.  This Agreement shall be governed by the
                     -------------
laws of the State of Texas (without giving effect to the principles of conflicts of law thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     SECTION 9.7     MEDIATION.  The parties to this Agreement agree to engage
                     ---------
in non-binding mediation of any dispute arising under or in relation to this Agreement before filing any legal action or proceeding in any jurisdiction. Such mediation shall be conducted in Houston, Texas, and shall be before a mutually acceptable mediator; provided, however, if the parties are unable to agree upon a single mediator, each party shall name a mediator who shall agree among themselves on a single mediator (which may be one of the two mediators so appointed or a third person) to conduct such mediation.

     SECTION 9.8     JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. The
                     ------------------------------------------------------
parties to this Agreement irrevocably consent and agree that any legal action, suit or proceeding against any of them with respect to their obligations or liabilities under or arising out of or in connection with this Agreement may be brought in the United States District Court for the Southern District of Texas, Houston Division or in the courts of the State of Texas sitting in Houston and each hereby irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each party hereto irrevocably consents and agrees that the service of any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding arising hereunder may be made by mailing a copy thereof by certified or registered mail, postage prepaid, return receipt requested, to the party to be served at the address set forth in
Section 13.3 hereof, with such service to be effective upon receipt. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other agreements, certificates and other documents contemplated hereby, by, among other things, the mutual waivers and certifications in this Section 13.8.

     SECTION 9.9     COUNTERPARTS.  This Agreement may be executed in two or
                     ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.10     HEADINGS.  The table of contents, headings of the sections
                      --------
and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11     ENTIRE AGREEMENT.  This Agreement (including the
                      ----------------
Schedules, Exhibits and the other documents and certificates delivered pursuant hereto), embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     SECTION 9.12     THIRD PARTIES.  Except as specifically set forth or
                      --------------
referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     SECTION 9.13     DRAFTING.  The Parties hereto acknowledge that each Party
                      --------
was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

SIGNATURES ON FOLLOWING PAGE


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


JuriSearch, LLC                           ITIS, Inc. (d/b/a Litidex(R))



By: /s/                                   By: /s/
       ---------------------------               -----------------------
    Name: Satish X. Sheth                     Name:  Hunter M. A. Carr
    Title:  Managing Director                 Title:  Chairman




                                          National Law Library, Inc.



                                          By: /s/
                                                 -------------------------
                                              Name: Hunter M. A. Carr
                                              Title:  Chairman

                                          BriefReporter, LLC.


                                          By: ITIS Inc., a Delaware Corporation,
                                              its sole member


                                          By: /s/
                                                 -------------------------
                                              Name:  Hunter M.A. Carr
                                              Title:  Chairman